EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 20, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle effective September 30, 2007), relating to the consolidated financial statements of Central Garden & Pet Company, and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 26, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

November 3, 2010

San Francisco, California